CODE OF ETHICS

Pebblebrook Fund, Inc.

Pursuant to  the requirements of  proposed Rule 17j-1 (under the Investment Com-
pany Act of 1940) and in order to protect against certain unlawful acts, practi-
ces and courses of business by  certain individuals or entities  related to  The
Pebblebrook Fund Inc., (the "Fund"), the Fund  hereby  adopts  the following Code
Of Ethics and procedures for implementing the provisions of the Code:

1. As used in this Code of Ethics:
   A) "Access Person" means a Director, Officer  or Advisory Person  (as defined in b below) of the Fund;
   B) "Advisory Person" means any employee of the Fund who, in  connection  with his regular functions or duties, makes, participates in, obtains informa-
       tion regarding purchase or sale  of a security by the Fund or whose func-
       tions or  duties relate to the making of such recomendations, and any na-
       tural person in a control relationship to the Fund who  obtained informa-
       tion concerning recommendations made to the Fund with  regard to the pur-
       chase or sale of any Security;
   C) "Affiliated Person" has the  meaning set forth in Section 2 (a) (3) of the
       Investment Company Act of 1940;
   D) "Purchase or Sale of a Security" includes the writing of an option to pur-
       chase or sell a Security;
   E) "Security" has the meaning set forth  in Section 3 (a) (10) of the Securi-
       ties Act of 1940 as amended;
   F) "Portfolio Security" means any  Security that is being or  during the past
       30 days has been purchased or sold by the Fund or  considered by the Fund for purchase or sale by the Fund;
   G) "Person" means a natural person,  partnership, corporation, trust, estate, joint venture, business trust, association,  cooperative,  government (or any subdivision, branch or agency thereof),  governmental entity, founda-
       tion, or other entity.

2. No Director, Officer, Employee or  other  Affiliated Person  or  Access Person
   ("Covered Person")  or any  "Member of the Immediate Family"  (as  defined in
   Section 2 (a) (19) of the Investment Company Act of 1940) of any Covered Per-
   son, shall  purchase or sell  any Security that is a  Portfolio Security, any
   Security convertible into a Portfolio Security or an option to purchase be-
   fore or sell before such Security, or any Security into which a Portfolio Se-
   curity is convertible or with respect to which a Portfolio Security gives its owner an option to purchase or sell such Security.

3. On the 3rd Tuesday of each even month, the Fund shall provide each Covered
   Person with copies of:
   A) All securities held as  of the end of the previous briefing ("Held Securi-
   ties")
   B) All Portfolio Securities

   On the same day, each Covered Person  shall provide the Fund  with a list of the names and amounts of all Securities owned by the Fund and also held by such person  and/or members of his immediate family as of the end of the pre-
   vious 3rd Tuesday of even months.

4. No Covered Person shall disclose, divulge or communicate to any person (other than another Covered Person) directly or indirectly, any "inside" information regarding the  Fund and relating to  Held Securities, Portfolio Securities or any completed or proposed transactions involving Held Securities and/or Port-
   folio Securities.

5. The Fund shall require that its Investment Adviser and Principal Broker adopt
   Codes  of  Ethics substantially  identical to this  Code with  respect to the
   Fund's Portfolio Securities.

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